Exhibit 5.1

June 27, 2005

Board of Directors
Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, Nevada 89102

Ladies and Gentlemen:

     We are acting as special counsel to Western Alliance Bancorporation, a Nevada corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 4,473,684 shares of the Company’s common stock, par value $0.0001 per share, all of which shares (the “Shares”) are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Nevada on June 24, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The proposed form of Underwriting Agreement among the Company and the several underwriters named therein, for which Sandler O’Neill & Partners, L.P. is acting as

Board of Directors
Western Alliance Bancorporation
June 27, 2005

representative, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

5.	Resolutions of the Board of Directors of the Company adopted on April 7, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the General Corporation Law of Nevada, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “General Corporation Law of Nevada, as amended” includes the statutory provisions contained therein, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) final action of the Pricing Committee of the Board of Directors of the Company approving the price of the Shares to be sold pursuant to the Underwriting Agreement, (iv) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee thereof referred to above, the Shares will be validly issued, fully paid and non-assessable.

     This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Directors
Western Alliance Bancorporation
June 27, 2005

     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this opinion and consent, we do not admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

HOGAN & HARTSON L.L.P.